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                                                                    Exhibit 23.4


                                Cliffe Dekker Inc

                                 1 Protea Place
                                     Sandown
                                  South Africa






                                  July 15, 2005




Net 1 UEPS Technologies, Inc.
President Place, 4th Floor
Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg
South Africa

Dear Ladies and Gentlemen:

         We hereby consent to the use of our name in the Prospectus under the heading "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,



                                                     /s/ Cliffe Dekker Inc